DBV TECHNOLOGIES S.A.

177-181 Avenue Pierre Brossolette

92120 Montrouge France

April 13, 2023

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn: Daniel Crawford

RE: DBV Technologies S.A.

Registration Statement on Form S-3

File No. 333-271166

Acceleration Request

Requested Date: Monday, April 17, 2023

Requested Time: 4:00 p.m. Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Exchange Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-3 (File No. 333-271166) (the “Registration Statement”) to become effective at 4:00 p.m. Eastern Time on Monday, April 17, 2023, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Richard Segal of Cooley LLP, counsel to the registrant, at (212) 479-6997.

[Signature page follows]

Sincerely,

DBV TECHNOLOGIES S.A.

By:	/s/ Daniel Tassé
Daniel Tassé Chief Executive Officer

cc:	Richard Segal, Cooley LLP
Michael Mencher, Cooley LLP

[Signature Page to S-3 Acceleration Request]